The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-222672 and 333-222672-01

Subject to Completion. Dated September 24, 2018.

Pricing Supplement to the Prospectus and Prospectus Supplement, each dated April 5, 2018, the Underlying Supplement No. 1-I dated April 5, 2018 and the Product Supplement No. 3-I dated April 5, 2018

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Absolute Return Trigger Market-Linked Notes due 2020
(Linked to the S&P 500® Index)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 5, 2020, subject to adjustment) is based on the performance of the S&P 500® Index (which we refer to as the underlier) as measured from and including the trade date (on or about October 1, 2018) to and including the determination date (October 1, 2020, subject to adjustment), unless a barrier event has occurred. A barrier event will occur if, on any day during the measurement period, which is the period from but excluding the trade date to and including the determination date, the closing level of the underlier increases or decreases by more than the maximum return of between 18.38% and 21.56% (set on the trade date) from the initial underlier level (set on the trade date).

If a barrier event has occurred, the return on your notes will be positive and at maturity you will receive the fixed settlement amount of $1,020.00 for each $1,000 principal amount of your notes (representing a return of 2.00%), regardless of the final underlier level (which is the closing underlier level on the determination date). A barrier event may occur on any day during the measurement period; however, you will not receive the $1,020.00 per $1,000 principal amount on your note until maturity and you will receive that amount regardless of the final underlier level.

If a barrier event has not occurred, the return on your notes will be zero or positive and will equal the absolute value of the underlier return; which is the increase or decrease in the final underlier level from the initial underlier level. For example, if the underlier return is either -10% or +10%, your return will be +10%.

At maturity, for each $1,000 principal amount, (i) if a barrier event has occurred, you will receive $1,020.00 and (ii) if a barrier event has not occurred, you will receive (a) $1,000 plus (b) $1,000 times the absolute value of the underlier return (not less than $1,000 and not more than between $1,183.80 and $1,215.60). If the increase in the final underlier level from the initial underlier level exceeds the maximum return, you will receive only $1,020 for each $1,000 principal amount note. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:

•	if a barrier event has not occurred, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute value of the underlier return, subject to the maximum settlement amount; or
•	if a barrier event has occurred, the fixed settlement amount of $1,020.00.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page PS-8 of the accompanying product supplement, “Risk Factors” on page US-1 of the accompanying underlying supplement and “Selected Risk Factors” on page PS-13 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

If the notes priced today and assuming a maximum settlement amount equal to the middle of the range listed above, the estimated value of the notes would be approximately $980.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the final pricing supplement and will not be less than $970.50 per $1,000 principal amount note. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement for additional information about the estimated value of the notes and “Summary Information — Secondary Market Prices of the Notes” on page PS-8 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): on or about October 9, 2018

Original issue price: 100.00% of the principal amount*

Underwriting commission/discount: up to 1.73% of the principal amount*

Net proceeds to the issuer:          % of the principal amount

See “Summary Information — Supplemental Use of Proceeds” on page PS-8 of this pricing supplement for information about the components of the original issue price of the notes.

*J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to an unaffiliated dealer. In no event will these selling commissions exceed 1.73% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” on page PS-83 of the accompanying product supplement. The original issue price will be between 98.27% and 100.00% of the principal amount for notes purchased by investors in certain fee-based advisory accounts, reflecting a forgone selling commission with respect to these notes; see “Summary Information — Key Terms — Supplemental Plan of Distribution” on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement dated October      , 2018

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●      Product supplement no. 3-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004518/dp87527_424b2-ps3i.pdf

●      Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

●      Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlier: the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by S&P Dow Jones Indices LLC (“S&P”). The accompanying product supplement refers to the underlier as the “Index.”

Principal amount: each note will have a principal amount of $1,000; $          in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. See “Selected Risk Factors — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your

Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount” on page PS-16 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if a barrier event has not occurred, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute underlier return, subject to the maximum settlement amount; or
•	if a barrier event has occurred, the fixed settlement amount of $1,020.00.

Initial underlier level (to be set on the trade date and will be the closing level of the underlier on the trade date):          . The accompanying product supplement refers to the initial underlier level as the “Initial Value.”

Final underlier level: the closing level of the underlier on the determination date. In certain circumstances, the closing level of the underlier will be based on the alternative calculation of the underlier described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-42 of the accompanying product supplement or “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” on page PS-67 of the accompanying product supplement. The accompanying product supplement refers to the final underlier level as the “Final Value.”

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Absolute underlier return: the absolute value of the underlier return. For example, if the underlier return is -10.00%, the absolute underlier return will equal 10.00%. Similarly, if the underlier return is 10.00%, the absolute underlier return will equal 10.00%.

Barrier event: a barrier event occurs if, on any day during the measurement period, the closing level of the underlier is greater than the upper barrier level or less than the lower barrier level.

Upper barrier level (to be provided in the final pricing supplement): expected to be between 118.38% and 121.56% of the initial underlier level

Lower barrier level (to be provided in the final pricing supplement): expected to be between 78.44% and 81.62% of the initial underlier level

Maximum settlement amount (to be provided in the final pricing supplement): expected to be between $1,183.80 and $1,215.60

Fixed settlement amount: $1,020.00

Measurement period: the period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day, and subject to postponement of the determination date as provided under “Determination date” below

Trade date: on or about October 1, 2018

Original issue date (settlement date): on or about October 9, 2018

Determination date: October 1, 2020, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-42 of the accompanying product supplement

Stated maturity date: October 5, 2020, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-42 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

Closing level: as described under “The Underlyings — Indices — Level of an Index” on page PS-64 of the accompanying product supplement

Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-42 of the accompanying product supplement

Trading day: as described under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-46 of the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-41 of the accompanying product supplement, as supplemented by “ — Supplemental Use of Proceeds” below

Tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Subject to the occurrence of a barrier event, upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.  Special rules may apply in the event of the occurrence of a barrier event.  The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.  You should consult your tax adviser concerning the application of these rules.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may apply to the payment on your notes at maturity, as well as to the gross proceeds of a sale or other disposition of a note prior to maturity. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) of a sale or other disposition of the notes occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on September 21, 2018 and we had determined the comparable yield on that date, it would have been an annual rate of 3.13%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 3.13%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount (in excess of the principal amount), if any, that we will pay on the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-85 of the accompanying product supplement

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-83 of the accompanying product supplement; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $          . We expect to agree to sell to JPMS, and JPMS expects to agree to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. JPMS proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to an unaffiliated dealer at that price and to pay that dealer a selling commission not in excess of 1.73% of the principal amount. The original issue price for notes purchased by certain fee-based advisory accounts will be between 98.27% and 100.00% of the principal amount, which reflects a forgone selling commission with respect to these notes (i.e., the selling commission specified on the cover of this pricing supplement with respect to these notes will be 0.00%).

We expect to deliver the notes against payment therefor in New York, New York on or about October 9, 2018, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and we are under common control by

JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

Calculation agent: JPMS

CUSIP no.: 48130UNY7

ISIN no.: US48130UNY72

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Index	underlier
Initial Value	initial underlier level
Final Value	final underlier level
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: underlier return, absolute underlier return, barrier event, upper barrier level, lower barrier level, maximum settlement amount, fixed settlement amount and measurement period. Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.

The Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Factors — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” on page PS-15 of this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Factors — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-15 of this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes, if any, may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Factors — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-15 of this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-16 of this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the trade date through January 2, 2019. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Factors — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-15 of this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” on page PS-9 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlier” on page PS-18 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and the unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

HYPOTHETICAL EXAMPLES

The following table and charts are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the term of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and our and JPMorgan Chase & Co.’s creditworthiness. In addition, the estimated value of the notes will be less than the original issue price. For more information on the estimated value of the notes, see “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upper barrier level	118.38% of the initial underlier level
Lower barrier level	81.62% of the initial underlier level
Maximum settlement amount	$1,183.80
Fixed settlement amount	$1,020.00

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

During the term of the notes, the underlier is not discontinued, the method of calculating the underlier does not change in any material respect and the underlier is not modified so that its level does not, in the opinion of the calculation agent, fairly represent the level of the underlier had those modifications not been made

Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the first column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the second and third columns represent the hypothetical payments at maturity, depending on whether a barrier event has occurred, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	A Barrier Event Has Not Occurred	A Barrier Event Has Occurred
150.000%	N/A	102.000%
140.000%	N/A	102.000%
130.000%	N/A	102.000%
120.000%	N/A	102.000%
118.380%	118.380%	102.000%
110.000%	110.000%	102.000%
105.000%	105.000%	102.000%
102.500%	102.500%	102.000%
100.000%	100.000%	102.000%
95.000%	105.000%	102.000%
90.000%	110.000%	102.000%
81.620%	118.380%	102.000%
80.000%	N/A	102.000%
75.000%	N/A	102.000%
50.000%	N/A	102.000%
25.000%	N/A	102.000%
0.000%	N/A	102.000%

If, for example, a barrier event has not occurred and the final underlier level were determined to be 110.000% of the initial underlier level, the payment that we would deliver on your notes at maturity would be 110.000% of the principal amount of your notes, as shown in the table above. Similarly, if a barrier event has not occurred and the final underlier level were determined to be 95.000% of the initial underlier level, the payment that we would deliver on your notes at maturity would be 105.000% of the principal amount of your notes, as shown in the table above. In addition, if a barrier event has not occurred and the final underlier level were determined to be 118.380% or 81.620% of the initial underlier level, the payment that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the principal amount), or 118.380% of each $1,000 principal amount note, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 118.380% of the initial underlier level or any decrease in the final underlier level below 81.620% of the initial underlier level. If a barrier event has occurred, the payment that we would deliver on your notes at maturity would be 102.000% of the principal amount of your notes, regardless of the final underlier level, as shown in the table above.

The following charts also show a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, depending on whether a barrier event has occurred and if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis.

A Barrier Event Has Not Occurred

If a barrier event has not occurred, any final underlier level between 81.620% and 118.380% (expressed as a percentage of the initial underlier level) (the section between the 81.620% and 118.380% markers on the horizontal axis) would result in a payment amount that is greater than or equal to 100.000%, but less than or equal to 118.620%, for each $1,000 principal amount of the note (the section on or above the 100.000% marker on the vertical axis but on or below the 118.620% marker on the vertical axis).

A Barrier Event Has Occurred

Note Performance
Underlier Performance
150
100
50
0
102.00%
Hypothetical Payment at Maturity as % of Principal Amount
50
100
150
Hypothetical Final Underlier Level as a % of Initial Underlier Level

If a barrier event has occurred, any final underlier level (expressed as a percentage of the initial underlier level) would result in a payment amount of 102.000% for each $1,000 principal amount of the note (the horizontal line that crosses the 102.000% marker on the vertical axis).

The payments at maturity shown above are entirely hypothetical; they are based on closing levels for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes. The return on your investment in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-16 of this pricing supplement.

The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, upper barrier level, lower barrier level and maximum settlement amount we will provide in the final pricing supplement and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks underlying the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Not Receive More Than the Principal Amount at Maturity

If a barrier event has not occurred and the final underlier level is equal to the initial underlier level, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount if a Barrier Event Has Not Occurred

Because the payment at maturity will not reflect the absolute underlier return if a barrier event has occurred, the upper barrier level and the lower barrier level are effectively a cap on your return at maturity, as reflected in the maximum settlement amount. As a result, if a barrier event has not occurred, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the maximum settlement amount. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the underlier. The maximum settlement amount will be provided in the final pricing supplement and is expected to be between $1,183.80 and $1,215.60.

Your Maximum Gain on the Notes Is Limited by the Fixed Settlement Amount If a Barrier Event Has Occurred

If a barrier event has occurred, the payment at maturity will be equal to the fixed settlement amount of $1,020.00 per $1,000 principal amount note, regardless of any appreciation or depreciation of the underlier, which may be significant.

The Benefit Provided by the Absolute Underlier Return May Terminate on Any Day During the Measurement Period

If, on any day during the measurement period, the closing level of the underlier is greater than the upper barrier level or less than the lower barrier level (i.e., a barrier event occurs), the payment at maturity will be equal to only the fixed settlement amount, and you will not participate in the absolute underlier return, regardless of any appreciation or depreciation of the underlier, which may be significant.

You May Receive a Lower Return on the Notes If a Barrier Event Has Not Occurred Than If a Barrier Event Has Occurred

If a barrier event has not occurred and the absolute underlier return is less than 2.00%, the return on the notes at maturity will be less than the return of 2.00% (as reflected in the fixed settlement amount of $1,020.00 per $1,000 principal amount note) you would have received at maturity if a barrier event has occurred.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level

Your ability to participate in any change in the level of the underlier over the term of your notes will be limited and the return on your notes may change significantly despite only a small change in the underlier level. If a barrier event has occurred and the final underlier level is greater than the initial underlier level, your payment at maturity is limited to the fixed settlement amount, no matter how much the final underlier level may increase above the initial underlier level.  This means that, assuming an upper barrier level of 118.38% of the initial underlier level, while an increase in the level of the underlier of 18.38% will not cause a barrier event to occur, an increase of greater than 18.38% will cause a barrier event to occur and your payment at maturity will be limited to the fixed settlement amount.  Accordingly, if a barrier event has occurred and the underlier return is positive, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier stocks.

Similarly, if a barrier event has occurred and the final underlier level is less than the initial underlier level, your payment at maturity will be limited to the fixed settlement amount and you will not receive the benefit of the absolute underlier return. This means that, assuming a lower barrier level of 81.62% of the initial underlier level, while a decrease in the level of the underlier of 18.38% will not cause a barrier event to occur, a decrease of greater than 18.38% will cause a barrier event to occur and your payment at maturity will be limited to the fixed settlement amount.  Accordingly, if a barrier event has occurred and the underlier return is negative, you will not receive the benefit of the absolute underlier return.

Further, if a barrier event has not occurred and the final underlier level is equal to or greater than the initial underlier level but less than 102.00% of the initial underlier level or the final underlier level is less than the initial underlier level but greater than 98.00% of the initial underlier level, your payment at maturity will be less than the fixed settlement amount (in the latter case, notwithstanding the benefit from the absolute underlier return).

The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” on page PS-14 of the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the underlier. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the underlier and the notes.

The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Summary Information — Secondary Market Prices of the Notes” on page PS-8 of this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” on page PS-17 of this pricing supplement.

Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the underlier, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the underlier;
•	the time to maturity of the notes;
•	the dividend rates on the underlier stocks;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlier stocks would have.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement. In particular, each of the estimated value of the notes, the cap level and the maximum settlement amount will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement or under “Summary Information — Key Terms,” as applicable. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes, the cap level and the maximum settlement amount.

THE Underlier

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” on page US-105 of the accompanying underlying supplement.

In addition, information about the S&P 500® Index may be obtained from other sources, including, but not limited to, the underlier sponsor’s website (including information regarding the underlier’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the underlier is accurate or complete.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in a positive return on your initial investment on the stated maturity date.  In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets, and recent market declines, it may be substantially more likely that you would receive a limited or no return on your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the underlier on each day from January 2, 2013 through September 21, 2018. The closing level of the underlier on September 21, 2018 was 2,929.67. We obtained the closing levels listed in the graph above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

We and JPMorgan Chase & Co. have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement, the accompanying underlying supplement, the accompanying product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to JPMorgan Financial or JPMorgan Chase & Co. We and JPMorgan Chase & Co. take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, together with the accompanying underlying supplement, the accompanying product supplement and the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in this pricing supplement, the accompanying underlying supplement, the accompanying product supplement and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively. This pricing supplement, the accompanying underlying supplement, the accompanying product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS
Pricing Supplement

Page

Summary Information	PS-3
Hypothetical Examples	PS-9
Selected Risk Factors	PS-13
The Underlier	PS-18

Product Supplement No. 3-I dated April 5, 2018

Description of Notes	PS-1
Estimated Value and Secondary Market Prices of the Notes	PS-6
Risk Factors	PS-8
Use of Proceeds and Hedging	PS-41
General Terms of Notes	PS-42
The Underlyings	PS-52
Material U.S. Federal Income Tax Consequences	PS-76
Plan of Distribution (Conflicts of Interest)	PS-83
Benefit Plan Investor Considerations	PS-85

Underlying Supplement No. 1-I dated April 5, 2018

Risk Factors	US-1
Equity Index Descriptions	US-31
The Dow Jones Industrial AverageTM	US-31
The EURO STOXX 50® Index	US-35
The EURO STOXX® Banks Index	US-40
The FTSE® 100 Index	US-45
The Hang Seng® Index	US-48
The JPX-Nikkei Index 400	US-54
The MSCI Indices	US-57
The MSCI 25/50 Indices	US-71
The NASDAQ-100 Index®	US-76
The Nikkei 225 Index	US-81
The Russell Indices	US-84
The S&P/ASX 200 Index	US-89
The S&P Select Industry Indices	US-94
The S&P Select Sector Indices	US-101
The S&P U.S. Indices	US-105
The Swiss Market Index	US-112
The TOPIX® Index	US-116
Commodity Index Descriptions	US-118
The Bloomberg Commodity Indices	US-118
The S&P GSCI® Indices	US-129
Fund Descriptions	US-138
The iShares® 20+ Year Treasury Bond ETF	US-138
The iShares® ETFs	US-143
The PowerShares QQQ TrustSM, Series 1	US-150
The Select Sector SPDR® Funds	US-151
The SPDR® EURO STOXX 50® ETF	US-153
The SPDR® Gold Trust	US-154
The SPDR® S&P 500® ETF Trust	US-155
The SPDR® S&P® Industry ETFs	US-156
The United States Oil Fund, LP	US-158
The VanEck Vectors™ Gold Miners ETF	US-159
The VanEck Vectors® Oil Services ETF	US-163
The Vanguard FTSE Emerging Markets ETF	US-171
The Vanguard Total Stock Market ETF	US-183
The WisdomTree Japan Hedged Equity Fund	US-187

Prospectus Supplement dated April 5, 2018

About This Prospectus Supplement	S-1
Foreign Currency Risks	S-2
Description of Notes of JPMorgan Chase & Co.	S-4

Description of Warrants of JPMorgan Chase & Co.	S-10
Description of Units of JPMorgan Chase & Co.	S-13
Description of Notes of JPMorgan Chase Financial Company LLC	S-16
Description of Warrants of JPMorgan Chase Financial Company LLC	S-22
United States Federal Taxation	S-27
Plan of Distribution (Conflicts of Interest)	S-28
Notice to Investors; Selling Restrictions	S-30

Prospectus dated April 5, 2018

Where You Can Find More Information	1
JPMorgan Chase & Co.	2
JPMorgan Chase Financial Company LLC.	2
Consolidated Ratios of Earnings to Fixed Charges	3
Use of Proceeds	3
Important Factors That May Affect Future Results	4
Description of Debt Securities of JPMorgan Chase & Co.	6
Description of Warrants of JPMorgan Chase & Co.	14
Description of Units of JPMorgan Chase & Co.	17
Description of Purchase Contracts of JPMorgan Chase & Co.	19
Description of Debt Securities of JPMorgan Chase Financial Company LLC	21
Description of Warrants of JPMorgan Chase Financial Company LLC	29
Forms of Securities	36
Plan of Distribution (Conflicts of Interest)	40
Independent Registered Public Accounting Firm	43
Legal Matters	43
Benefit Plan Investor Considerations	43

$

JPMorgan Chase Financial Company LLC

Absolute Return Trigger Market-Linked Notes due 2020
(Linked to the S&P 500® Index)

Medium-Term Notes, Series A
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.